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                                                                     EXHIBIT 1

                           AVALONBAY COMMUNITIES, INC.

                             ARTICLES SUPPLEMENTARY

                     ESTABLISHING AND FIXING THE RIGHTS AND
              PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK

     AvalonBay Communities, Inc., a Maryland corporation (the "Corporation"), having its principal office in Alexandria, Virginia, hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Section 7.2 of Article VII of its Articles of Amendment and Restatement of Articles of Incorporation, as heretofore amended (which, as hereafter restated or amended from time to time, are together with these Articles Supplementary herein called the "Articles"), the Board of Directors has, by resolution, duly divided and classified 4,600,000 shares of the Preferred Stock of the Corporation into a series designated 8.70% Series H Cumulative Redeemable Preferred Stock, par value $.01 per share, and has provided for the issuance of such series.

SECOND: Subject in all cases to the provisions of the Articles, including, without limitation, Section 7.4 of Article VII and Article IX with respect to limitations on the transfer and ownership of Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the 8.70% Series H Cumulative Redeemable Preferred Stock of the Corporation:

(1) DESIGNATION AND NUMBER. A series of Preferred Stock, designated the "8.70% Series H Cumulative Redeemable Preferred Stock," par value $.01 per share (the "Series H Preferred Stock"), is hereby established. The number of authorized shares of Series H Preferred Stock is 4,600,000.

(2) RANK. The Series H Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank
(a) senior to the Corporation's Series E Preferred Stock and all classes or series of Common Stock of the Corporation, and to all equity securities issued by the Corporation ranking junior to such Series H Preferred Stock; (b) on a parity with the Corporation's Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series H Preferred Stock; and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series H Preferred Stock. The term "equity securities" shall not include convertible debt securities.


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(3)  DIVIDENDS.

     (a) Holders of the then outstanding shares of Series H Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.70% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.175 per share). Such dividends shall be cumulative from the first date on which any Series H Preferred Stock is issued and shall be payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year or, if not a business day, the next succeeding business day (each, a "Series H Dividend Payment Date"). The first dividend, which will be paid on December 15, 1998, will be for less than a full quarter. Such dividend and any dividend payable on the Series H Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Series H Dividend Payment Date falls or on such other date designated by the Board of Directors of the Corporation as the record date for the payment of dividends on the Series H Preferred Stock that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Series H Dividend Record Date").

     (b) No dividends on shares of Series H Preferred Stock shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     (c) Notwithstanding the foregoing, dividends on the Series H Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series H Preferred Stock will accumulate as of the Series H Dividend Payment Date on which they first become payable.

     (d) Except as provided in Section 3(e) below, no dividends will be declared or paid or set apart for payment on any Stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series H Preferred Stock (other than a dividend in shares of the Corporation's Common Stock or in any other class of Stock ranking junior to the Series H Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series H Preferred Stock for all past dividend periods and the then current dividend period.


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     (e) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series H Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series H Preferred Stock, all dividends declared upon the Series H Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series H Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series H Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series H Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series H Preferred Stock which may be in arrears.

     (f) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series H Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of Stock ranking junior to the Series H Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made, upon the Common Stock or any other Stock of the Corporation ranking junior to or on a parity with the Series H Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of Stock of the Corporation ranking junior to or on a parity with the Series H Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other Stock of the Corporation ranking junior to the Series H Preferred Stock as to dividends and upon liquidation).

     (g) Any dividend payment made on shares of the Series H Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series H Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock in excess of full cumulative dividends on the Series H Preferred Stock as described above.

(4)  LIQUIDATION PREFERENCE.

     (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series H Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of Stock of the Corporation that ranks junior to the Series H Preferred Stock as to liquidation rights.


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     (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series H Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Stock of the Corporation ranking on a parity with the Series H Preferred Stock in the distribution of assets, then the holders of the Series H Preferred Stock and all other such classes or series of Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series H Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

     (d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series H Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

     (e) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(5)  REDEMPTION.

     (a) RIGHT OF OPTIONAL REDEMPTION. The Series H Preferred Stock is not redeemable prior to October 15, 2008. However, in order to ensure that the Corporation remains a qualified real estate investment trust ("REIT") for federal income tax purposes, shares of Series H Preferred Stock which have been converted into Excess Stock shall be subject to repurchase by the Corporation in accordance with Section 7.4.10 of Article VII of the Articles. On and after October 15, 2008, the Corporation, at its option and upon not less than 30 nor more than 60 days written notice, may redeem shares of the Series H Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided in Section 5(c) below), without interest. If less than all of the outstanding Series H Preferred Stock is to be redeemed, the Series H Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.


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     (b) LIMITATIONS ON REDEMPTION.

          (i) The redemption price of the Series H Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Corporation, which may include other series of Preferred Stock, and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock), shares, interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

          (ii) Unless full cumulative dividends on all shares of Series H Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series H Preferred Stock shall be redeemed unless all outstanding shares of Series H Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series H Preferred Stock (except by exchange for Stock of the Corporation ranking junior to the Series H Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Excess Stock in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series H Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series H Preferred Stock.

     (c) RIGHTS TO DIVIDENDS ON SHARES CALLED FOR REDEMPTION. Immediately prior to any redemption of Series H Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Series H Dividend Record Date and prior to the corresponding Series H Dividend Payment Date, in which case each holder of Series H Preferred Stock at the close of business on such Series H Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Series H Dividend Payment Date notwithstanding the redemption of such shares before such Series H Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series H Preferred Stock which is redeemed.

     (d) PROCEDURES FOR REDEMPTION.

          (i) Notice of redemption will be (A) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series H Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation.


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     No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series H Preferred Stock except as to the holder to whom notice was defective or not given.

          (ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series H Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series H Preferred Stock to be redeemed; (D) the place or places where the Series H Preferred Stock is to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series H Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series H Preferred Stock held by such holder to be redeemed.

          (iii) If notice of redemption of any shares of Series H Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series H Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series H Preferred Stock, such shares of Series H Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series H Preferred Stock to be redeemed shall surrender such Series H Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series H Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series H Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the shares of Series H Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series H Preferred Stock without cost to the holder thereof.

          (iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series H Preferred Stock shall be irrevocable except that:

               (A) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

               (B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series H Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so


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          repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

     (e) The shares of Series H Preferred Stock are subject to the provisions of
Section 7.4 of Article VII and Article IX of the Articles relating to Excess Stock. Excess Stock issued upon exchange of shares of Series H Preferred Stock pursuant to such provisions may be redeemed, in whole or in part, at any time when outstanding shares of Series H Preferred Stock are being redeemed, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on the shares of Series H Preferred Stock, which are exchanged for such Excess Stock, through the date of such exchange, without interest. If the Corporation elects to redeem Excess Stock pursuant to the redemption right set forth in the preceding sentence, such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as shares of Series H Preferred Stock are being redeemed.

     (f) Any shares of Series H Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are thereafter designated as part of a particular series by the Board of Directors.

(6) VOTING RIGHTS.

     (a) Holders of the Series H Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

     (b) Whenever dividends on any shares of Series H Preferred Stock shall be in arrears for six or more quarterly periods (a "Series H Preferred Dividend Default"), the Board of Directors shall take such action as may be necessary to increase the number of Directors of the Corporation by two and the holders of such shares of Series H Preferred Stock (voting separately as a class with the holders of all other series of Preferred Stock ranking on a parity with the Series H Preferred Stock as to dividends or upon liquidation ("Series H Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two directors of the Corporation (the "Series H Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series H Preferred Stock or the holders of any other series of Series H Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series H Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

     (c) If and when all accumulated dividends and the dividend for the then current dividend period on the Series H Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series H Preferred Stock shall be divested of the voting rights set forth in Section 6(b) hereof (subject to revesting in the event of each and every Series H Preferred Dividend Default) and, if all accumulated dividends and the dividend


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for the current dividend period have been paid in full or set aside for payment in full on all other series of Series H Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Series H Preferred Stock Director so elected shall terminate and the Board of Directors shall take such action as may be necessary to reduce the number of Directors by two. Any Series H Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series H Preferred Stock when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Series H Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Series H Preferred Dividend Default shall continue, any vacancy in the office of a Series H Preferred Stock Director may be filled by written consent of the Series H Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series H Preferred Stock when they have the voting rights set forth in Section 6(b) hereof (voting separately as a class with all other series of Series H Parity Preferred upon which like voting rights have been conferred and are exercisable). The Series H Preferred Stock Directors shall each be entitled to one vote per director on any matter.

     (d) So long as any shares of Series H Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series H Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of Stock ranking senior to the Series H Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized Stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series H Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as the Series H Preferred Stock remains outstanding with the terms thereof materially unchanged or, if the Corporation is not the surviving entity in such transaction, is exchanged for a security of the surviving entity with terms that are materially the same as the Series H Preferred Stock, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series H Preferred Stock; and, provided, further, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series H Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series H Preferred Stock shall have been redeemed or called for


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redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     (f) Except as otherwise required by law or provided in the Articles, the holders of Common Stock shall not be entitled to vote on any matter submitted to a vote of the holders of Series H Preferred Stock pursuant to Section 6 hereof.

(7) CONVERSION.The Series H Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except that the shares of Series H Preferred Stock will automatically be converted by the Corporation into shares of Excess Stock and transferred to a Trust in accordance with Section 7.4 of Article VII and Article IX of the Articles in the same manner that Common Stock is exchanged for Excess Stock and transferred to a Trust pursuant thereto, in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

THIRD: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.


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     IN WITNESS WHEREOF, AVALONBAY COMMUNITIES, INC. has caused these presents to be signed in its name and on its behalf by its Senior Vice President and Secretary and witnessed by its Assistant Secretary on October 13, 1998.

WITNESS:                                   AVALONBAY COMMUNITIES, INC.


/s/ Ronald Mukai                           By:/s/ Jeffrey B. Van Horn
----------------------------------            --------------------------------
Ronald Mukai, Assistant Secretary          Name: Jeffrey B. Van Horn
                                           Title: Senior Vice President and
                                                  Secretary

     THE UNDERSIGNED, Senior Vice President and Secretary of AvalonBay Communities, Inc. who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                           /s/ Jeffrey B. Van Horn
                                           -----------------------------------
(SEAL)                                     Jeffrey B. Van Horn
                                           Senior Vice President and Secretary